Footnote Exhibit - Timmins James

(1)     Held by NIF Ventures Co., LTD and affiliated entities as follows: (i) 773,761 shares held by NIF Ventures Co., LTD (ii) 553,792 shares held by Investment Enterprise Partnership "NIF New Technology Fund 2000/1"; (iii) 475,294 shares held by Investment Enterprise Partnership "NIF New Technology Fund 2000/2"; (iv) 305,139 shares held by Investment Enterprise Partnership "NIF New Technology Fund 99-A"; (v) 305,139 shares held by Investment Enterprise Partnership "NIF New Technology Fund 99-B"; (vi) 158,581 shares held by Investment Enterprise Partnership "NIF 21-One (1)"; (vii) 84,641 shares held by Investment Enterprise Partnership "NIF 21-One (2-A)"; (viii) 84,641 shares held by Investment Enterprise Partnership "NIF 21-One (2-B)"; (ix) 46,227 shares held by Investment Enterprise Partnership "NIF-TT Fund"; and (x) 23,113 shares held by Investment Enterprise Partnership "NIF-ST Fund."  Mr. Timmins is a general partner and Managing Director for NIF Ventures Co., LTD, and disclaims beneficial ownership of the reported securities except to the extent of his proportional interest therein.